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                                                                    EXHIBIT 2.15

                                                                      EXECUTION



                              MONITORING AGREEMENT

               This MONITORING AGREEMENT ("Agreement"), dated as of January 27, 2000, is made by and between GTCR Golder Rauner, L.L.C., a Delaware limited liability company ("GTCR"), and Synagro Technologies, Inc., a Delaware corporation (the "Company").

               WHEREAS, GTCR Capital Partners, L.P., a Delaware limited partnership ("Capital Partners"), of which GTCR is the indirect general partner, will make available to the Company loans in the aggregate amount of up to $125,000,000 pursuant to that certain Senior Subordinated Loan Agreement of even date herewith between the Company and Capital Partners (the "Subordinated Loan Agreement"), including $20,000,000 that Capital Partners will lend to the Company on the Closing Date (as defined in the Subordinated Loan Agreement);

               WHEREAS, GTCR will devote significant time and effort in monitoring, on behalf of Capital Partners, the financial performance of the Company and its subsidiaries and the Company's compliance with the terms and provisions of the Subordinated Loan Agreement (such activities, the "Monitoring Activities"); and

               WHEREAS, Capital Partners has made it a condition to the closing of the transactions contemplated by the Subordinated Loan Agreement and the performance of its obligations thereunder that the Company enter into this Agreement.

               NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, GTCR and the Company hereby agree as follows:

               1. Monitoring Fee. At the time of any financing of the Company pursuant to the Subordinated Loan Agreement, the Company shall pay to GTCR a monitoring fee in immediately available funds equal to one-half of one percent (0.5%) of the aggregate amount of such financing.

               2. Expenses. The Company shall promptly reimburse GTCR for such reasonable travel expenses and other out-of-pocket fees and expenses as may be incurred by GTCR, its directors, officers and employees in connection with the Closing (as defined in the Subordinated Loan Agreement) and in connection with the Monitoring Activities.

               3. Term. This Agreement will continue from the date hereof until the first to occur of (i) a Sale of the Company (as defined in Section 7) or (ii) the Note (as defined in the Subordinated Loan Agreement) and all Loan Obligations (as defined in the Subordinated Loan Agreement) are paid in full. No termination of this Agreement, whether pursuant to this paragraph or otherwise, shall affect the Company's obligations with respect to the fees, costs and expenses
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incurred by GTCR in rendering services hereunder and not reimbursed by the
Company as of the effective date of such termination.

               4. Liability. Neither GTCR nor any of its affiliates, partners, employees or agents shall be liable to the Company or its subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the Monitoring Activities, unless such loss, liability, damage or expense shall be proven to result directly from the gross negligence or willful misconduct of GTCR.

               5. Indemnification. The Company agrees to indemnify and hold harmless GTCR, its partners, affiliates, officers, agents and employees against and from any and all loss, liability, suits, claims, costs, damages and expenses (including attorneys' fees) arising from the Monitoring Activities, except as a result of their gross negligence or intentional wrongdoing.

               6. GTCR an Independent Contractor. GTCR and the Company agree that GTCR shall perform the Monitoring Activities hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither GTCR nor its directors, officers, or employees shall be considered employees or agents of the Company as a result of this Agreement nor shall any of them have authority to contract in the name of or bind the Company, except as expressly agreed to in writing by the Company.

               7.   Definitions.

               (a) "Independent Third Party" shall mean any Person who, immediately prior to the contemplated transaction, does not own in excess of 5% of the Company's Common Stock on a fully diluted basis, who is not an affiliate of such 5% owner of the Company's Common Stock and who is not the spouse or descendant (by birth or adoption) of any such 5% owner of the Company's Common Stock.

               (b) "Sale of the Company" shall mean the sale of the Company to an Independent Third Party or group of Independent Third Parties in a transaction pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power under normal circumstances to elect a majority of the Company's board of directors (whether by merger, consolidation or sale or transfer of the Company's capital stock) or (ii) all or substantially all of the Company's assets determined on a consolidated basis.

               8. Notices. Any notice, report or payment required or permitted to be given or made under this Agreement by one party to the other shall be deemed to have been duly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid, to the other party at the following addresses (or at such other address as shall be given in writing by one party to the other):

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               If to GTCR:

                           GTCR Golder Rauner, L.L.C.
                           6100 Sears Tower
                           Chicago, IL  60606-6402
                           Attention:  David A. Donnini
                           Telecopier No.:  (312) 382-2201

                           With a copy to:

                           Kirkland & Ellis
                           200 East Randolph Drive
                           Chicago, IL   60601
                           Attention:  Stephen L. Ritchie
                           Telecopier No.:  (312) 861-2200

               If to the Company:

                           Synagro Technologies, Inc.
                           1800 Bering, Suite 1000
                           Houston, TX  77057
                           Attention:  Chief Financial Officer
                           Telecopier No.:  (713) 369-1760

               9. Entire Agreement; Modification. This Agreement: (a) contains the complete and entire understanding and agreement of GTCR and the Company with respect to the subject matter hereof; and (b) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of GTCR in connection with the subject matter hereof. This Agreement may not be amended or modified without the prior written consent of the Company and GTCR.

               10. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

               11. Assignment. Neither GTCR nor the Company may assign its rights or obligations under this Agreement without the express written consent of the other; provided that GTCR, without the consent of the Company, may assign its rights and obligations hereunder to any successor entity to GTCR.

               12. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties.

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               13. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.

               14. Choice of Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

                               *   *   *   *   *

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                  IN WITNESS WHEREOF, GTCR and the Company have caused this
Monitoring Agreement to be duly executed and delivered on the date and year first above written.


                                             GTCR GOLDER RAUNER, L.L.C.


                                             By:   /s/ DAVID A. DONNINI
                                                   ----------------------------
                                             Name: David A. Donnini
                                             Its:  Principal


                                             SYNAGRO TECHNOLOGIES, INC.

                                             By:   /s/ ROSS M. PATTEN
                                                   ----------------------------
                                             Name: Ross M. Patten
                                                   ----------------------------
                                             Its:  Chairman/CEO
                                                   ----------------------------